Exhibit 10.2

Private and Confidential

August 18, 2022

Scott Sozio

Head of Corporate Development

Re:  Offer Letter

Dear Mr. Sozio,

Akerna Corp. (“Akerna”) is pleased to offer you eligibility in the herein described incentive programs.  You are eligible for these incentive programs through December 31, 2022.  Any relevant event after this date will not trigger your eligibility for any herein described incentive.  No part of this communication supersedes any of your previous agreements with Akerna or obligations you owe Akerna, but rather is narrowly tailored for the incentives contained herein.

Change in Control Bonus Incentive:

Subject to your continued employment with Company through the occurrence of the first Change in Control, as defined herein, Company shall pay you a lump sum equal to two times your salary at the time of the Change of Control event.  This bonus will be paid in one installment, within 60 days of the change in control event, subject to the requirements below and less applicable payroll taxes and deductions.   The terms of this bonus are contingent on your satisfactory performance of all assigned duties. In the event you resign from the Company or are terminated by the Company for cause before the bonus payment due date, you will not be entitled to receive this bonus. In the case or your death or long-term disability, this bonus Incentive will be paid to you or your estate within 30 days of the change in control event. In addition, if you have received the Deal Bonus described herein, the Change in Control bonus described in this provision shall be reduced by the amount of the Deal Bonus previously received and/or owing to you. For purposes of this provision, “Change of Control” of the Company is defined as: (i) the date any “person” or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities, other than pursuant to a sale by Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of Company with any other corporation that has been approved by the stockholders of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by Company of all or substantially all Company’s assets.  However, no Change in Control shall be deemed to have occurred by reason of (a) any event that involves a transaction that you or a group of persons or entities with whom you act in concert acquires, directly or indirectly, more than 50% of the combined voting power of Company’s then-outstanding voting securities or the business or assets of Company; (b) any event that involves or arises out of a proceeding under Title 11 of the United States Code or the provisions of any future United States Bankruptcy law, an assignment for the benefit of creditors or an insolvency; or (c) a majority of the current members of the Board of Directors at the time of execution of this Agreement are no longer on the Board of Directors for any reason whatsoever.  The terms of this Change in Control bonus shall be effective through December 31, 2022 and shall be considered triggered upon execution of a definitive transactional agreement before this date. The payment of this bonus shall be made only upon closing of the triggering transaction.  Subject to the terms of this Agreement, any qualifying Change in Control after this date shall not trigger any payment and/or your right to this Change in Control incentive.  Once properly triggered, no termination of employment event shall divest you from the payment of this bonus.  Through December 31, 2022, Company agrees to not terminate Employee upon execution of a Letter of Intent in which the Company makes substantial efforts to close to a definitive transactional agreement.

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Deal Bonus Incentive:

If you continue to be employed by Company until the closing of a sale transaction of the majority of either (i) MJ Freeway or (ii) 365 Cannabis, at a reasonable and acceptable  sale transactional valuation amount as determined by and at the sole discretion of the Board of Directors, you are eligible to receive a $200,000 deal bonus incentive (“Deal Bonus”).  The Deal Bonus shall be payable to you within sixty (60) days of the closing of the sale transaction and shall be subject to regular and customary legal withholdings.  The terms of this Deal Bonus shall be effective through December 31, 2022 and shall be considered triggered upon execution of a definitive transactional agreement before this date. The payment of this bonus shall be made only upon closing of the triggering transaction.  Subject to the terms of this Agreement, any qualifying closed sales transaction after this date shall not trigger any payment and/or your right to the Deal Bonus. Once properly triggered, no termination of employment event shall divest you from the payment of this bonus.  Through December 31, 2022, Company agrees to not terminate Employee upon execution of a Letter of Intent in which the Company makes substantial efforts to close to a definitive transactional agreement.

Acknowledgement:

You acknowledge that this offer, as well as the Confidential Information provided to you pursuant to your employment with Akerna give rise to Akerna’s interest in restraining you from violating any restrictive covenants herein, and that said covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Akerna.  This offer, and your acceptance of any incentive, serves as additional consideration for the restrictive covenants contained in the Employee Covenants Agreement you executed and nothing in this offer supersedes or nullifies anything in that agreement.

In accepting this offer, you also authorize the Company to share with the prospective buyer such personal employment data as would reasonably allow the buyer to evaluate your contribution to the business and future role.

Miscellaneous:

Assignment.  Your rights and obligations under this offer are personal to you, and may not be assigned by you, in whole or in part.  Akerna may freely assign its rights and obligations under this offer.

Counterparts.  This offer may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this offer, when taken together shall constitute one and the same instrument.

No Third-Party Beneficiaries.  Nothing in this offer, express or implied, is intended or will be construed to confer on any person, other than the parties to this offer, any right, remedy, or claim under or with respect to this offer.

Notices.  All notices and other communications under this offer must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation), to the parties at the addresses or facsimile numbers as a party may designate from time-to-time.  Any notice or other communication will be deemed given: (a) on the date of personal delivery; (b) at the expiration  of the third day after the date of deposit in the United States mail; or (c) on the date of confirmation of delivery by facsimile or overnight delivery service.

Amendment.  This offer may be amended only by an instrument in writing executed by the CEO of Akerna, and you, which writing must refer to this offer.

Further Assurances.  Each party agrees: (a) to execute and deliver such other documents; and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this offer.

Waiver.  Any provision or condition of this offer may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition.  Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

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Governing Law.  This offer will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of law provisions.

Severability.  If any provision of this offer is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this offer and Retention Package will not be in any way impaired.

Headings.  Section headings in this offer are for convenience and reference only and shall not govern the interpretation of any of the provisions of this offer and Retention Package.

Entire Agreement.  Unless otherwise provided for in this document, this offer and Retention Package (including the documents and agreements referred to in this offer and Retention Package) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this offer and Retention Package and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

*Signatures Follow on Next Page*

Sincerely,

/s/ Jessica Billingsley

Jessica Billingsley, Chairman and CEO of Akerna

Employee Signature: /s/ Scott Sozio

Date: August 18, 2022